UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 25, 2009

The PMI Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California		94597
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	925-658-7878

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Compensation Committee (the "Committee") of the Board of Directors of The PMI Group, Inc. ("PMI") oversees and reviews PMI's executive compensation policies and programs and approves the form and amount of compensation to be paid to PMI's executive officers. On February 25, 2009, the Committee took the following actions with respect to 2009 annual base salaries and bonus incentive awards for the 2008 performance period for PMI's Named Executive Officers ("NEOs") as determined by reference to PMI's Proxy Statement, dated April 8, 2008:

2009 Base Salaries. The Committee did not increase executive officer base salaries in 2009.

L. Stephen Smith
Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer
2009 salary: $830,000

Donald P. Lofe, Jr.
Executive Vice President, Chief Financial Officer and Chief Administrative Officer
2009 salary: $440,000

David H. Katkov
Executive Vice President and Chief Business Officer
2009 salary: $445,000

2008 Bonus Incentive Awards. Pursuant to PMI's shareholder-approved Bonus Incentive Plan ("Plan"), in February 2008 the Committee established performance metrics and formulae by which to measure corporate achievement and calculate maximum bonus incentive payments to executives under the Plan. The Committee designed the 2008 bonus metrics to motivate the NEOs to achieve key strategic financial, capital management and underwriting goals as identified at that time. The metrics were: U.S. Primary Flow Mortgage Insurance New Insurance Written ("NIW"); U.S. Mortgage Insurance Incurred Losses; International Mortgage Insurance Net Income; Capital Management (target level – ensure access to bank credit facility throughout 2008 and raise capital of more than $400 million through debt (including credit facility draws), capital instruments or asset sales) (maximum level - target but capital raise must exceed $900 million); Ratings and GSE (Fannie Mae and Freddie Mac) Eligibility Management; Adjusted Book Value; and Quality of NIW Measured by Average PMI Aura (Automated Underwriting Risk Analysis) Scores. PMI did not reach threshold levels with respect to U.S. Mortgage Insurance Incurred Losses, International Mortgage Insurance Net Income, Ratings and GSE Eligibility Management, and Adjusted Book Value. With respect to U.S. Primary Flow NIW, PMI achieved 73% of target. With respect to Capital Management, PMI achieved maximum, principally as a result of successfully ensuring access to its credit facility through 2008 and by the sales of its Australian and Asian subsidiaries. With respect to PMI's Average Aura Score, PMI achieved maximum with average Aura scores (a proprietary credit risk score applied to NIW) exceeding maximum. Based upon these results, at its February 25, 2009 meeting, the Committee determined that the aggregate corporate achievement under the established performance metrics was 55% of target, resulting in potential payments under the Plan for the 2008 performance period to Messrs. Smith, Lofe and Katkov of $685,000, $266,000 and $281,000, respectively.

In light of the continuing challenges facing PMI and the housing, mortgage and capital markets, Mr. Smith declined to receive any bonus incentive award for 2008. In addition, the Committee did not award the immediate payment to the other NEOs of bonuses at 55% of target. However, based on completion of significant initiatives in 2008, including the sale of PMI's Australian and Asian subsidiaries, and the executives' achievement of 55% of target, the Committee determined that payment of some level of bonuses was warranted. Further, the Committee recognized the continuing desirability of retention-based compensation programs. For these reasons, among others, the Committee awarded Messrs. Lofe and Katkov bonus incentive payments as follows for the 2008 performance period:

Mr. Lofe
27.5% of target ($133,000) to be paid immediately
27.5% of target ($133,000) to be deferred until July 1, 2010 and subject to vesting

Mr. Katkov
27.5% of target ($140,500) to be paid immediately
27.5% of target ($140,500) to be deferred until July 1, 2010 and subject to vesting

For each of the above two NEOs, the deferred portion of the annual bonus incentive award will paid on July 1, 2010 provided that the executive has been continually employed with PMI through that date or has been terminated without cause prior to that date.

The Committee also approved an amendment to the Plan to permit the deferral and vesting of portions of annual bonus incentive plan payments as described above. Such amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference. PMI intends to provide additional information regarding compensation awarded to the Named Executive Officers with respect to the year ended December 31, 2008 in its Proxy Statement for its 2009 Annual Meeting of Stockholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PMI Group, Inc.

March 3, 2009	By:	Andrew D. Cameron

Name: Andrew D. Cameron
Title: Group Senior Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to The PMI Group, Inc. Bonus Incentive Plan dated February 25, 2009.